Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Reports Third Quarter 2016 Financial Results

- Third quarter 2016 revenue of $24.7 million reflects 25% year-over-year growth

WALTHAM, MA – November 3, 2016 – Repligen Corporation (NASDAQ:RGEN), a life sciences company focused on bioprocessing technology leadership, today reported financial results for the third quarter ended September 30, 2016. Detailed in this press release are the Company’s performance highlights for the period, followed by updated financial guidance for the year 2016 and access information for today’s webcast and conference call.

Tony J. Hunt, President and Chief Executive Officer said, “During the third quarter of 2016, product sales grew to $24.7 million, an increase of 25% from the same period in 2015. Our continued growth during the quarter was driven by strong demand for our direct portfolio of products, in particular our XCell™ ATF systems and OPUS® columns. It was also an important period with respect to advancing new products, with the launch of a single-use version of our XCell™ ATF system, and the introduction of a new resin recovery feature on our large OPUS® columns. Our continued investments in new product development, capacity expansion and people to support our expanding franchises position us well for a strong finish to 2016 and into 2017.”

Financial Highlights for the Third Quarter of 2016

•	Revenue for the third quarter of 2016 increased to $24.7 million compared to $19.8 million for the third quarter of 2015, a year-over-year gain of 25% as recorded (GAAP), and 26% at constant currency.

•	Gross profit for the third quarter of 2016 was $13.4 million, a year-over-year increase of $2.1 million or 18%. Gross margin for the third quarter of 2016 was 54.4% compared to 57.4% in the third quarter of 2015, reflecting the strong performance of our OPUS® pre-packed column business on overall product mix.

•	Operating income for the third quarter of 2016 was $3.7 million consistent with the same period in 2015. Non-GAAP operating income for the third quarter of 2016 was $4.6 million, a year-over-year increase of $0.6 million or 16%. Non-GAAP operating income for the 2016 period excludes contingent consideration expense of $0.7 million primarily resulting from an increased likelihood of achievement of milestones under the Company’s June 2014 asset purchase agreement with Refine Technology (Refine), and Atoll GmBH (Atoll) acquisition expense of $0.1 million. For the 2015 period, non-GAAP operating income excluded $0.2 million of Refine contingent consideration expense.

•	Interest expense for the third quarter of 2016 was $1.6 million, primarily attributable to cash- and non-cash interest of $0.6 million and $0.9 million, respectively, related to our convertible debt financing that closed on May 24, 2016. Interest expense was de minimus during the third quarter of 2015.

•	Net income for the third quarter of 2016 was $1.2 million, which includes a combined $2.4 million of contingent consideration expense, Atoll acquisition costs and debt related interest expense. This compares to net income of $2.5 million for the third quarter of 2015, which included $0.2 million of contingent consideration expense. Non-GAAP net income for the third quarter of 2016 was $2.9 million, which includes $0.6 million of debt related cash interest expense, compared to non-GAAP net income of $2.8 million for the third quarter of 2015. Non-GAAP net income for the third quarter of 2016 excludes the aforementioned contingent consideration expense ($0.7 million), Atoll acquisition costs ($0.1 million), and the non-cash portion of debt related interest expense ($0.9 million). For the third quarter of 2015, non-GAAP net income excluded the aforementioned $0.2 million of contingent consideration.

•	Earnings per share (EPS) for the third quarter of 2016 were $0.03 on a fully diluted basis, compared to $0.08 for the third quarter of 2015. Non-GAAP EPS for the third quarter of 2016 was $0.08 per fully diluted share, consistent with the same period in 2015. Non-GAAP EPS excludes the above-mentioned contingent consideration, Atoll acquisition and non-cash interest expenses.

•	EBITDA for the third quarter of 2016 was $5.0 million, an increase from $4.8 million for the third quarter of 2015. Adjusted EBITDA for the third quarter of 2016 was $5.9 million, an increase from $5.0 million for the third quarter of 2015. Adjusted EBITDA excludes the aforementioned $0.7 million of contingent consideration expense and $0.1 million of Atoll acquisition costs. For the third quarter of 2015, adjusted EBITDA excluded the aforementioned $0.2 million of contingent consideration expense.

Financial Highlights for the Nine Months Year-to-Date in 2016

On a GAAP basis, revenue for the first nine months of 2016 was $78.9 million, an increase of 27% compared to the first nine months of 2015, or 28% at constant currency. Gross margin was 55.7% for the first nine months of 2016, reflecting gross profit of $44.0 million, an increase of 19% year-over-year. Income from operations increased to $13.1 million for the first nine months of 2016, compared to $12.3 million for the 2015 period. Net income for the first nine months of 2016 was $6.7 million, which includes a combined $6.8 million of contingent consideration expense, Atoll acquisition costs and debt related interest expense. This compares to non-GAAP net income of $9.1 million for the first nine months of 2015, which included $2.1 million of contingent consideration expense. EPS for the first nine months of 2016 was $0.20 per fully diluted share compared to $0.27 for the 2015 period.

On a non-GAAP basis, adjusted income from operations was $17.6 million for the first nine months of 2016, a year-over-year increase of 22%. Non-GAAP net income was $12.6 million for the first nine months of 2016, including $0.9 million of debt related cash interest expense, compared to $11.2 million for the first nine months of 2015. Non-GAAP net income for the 2016 period excludes contingent consideration expense ($3.3 million), Atoll acquisition costs ($1.3 million) and the non-cash portion of debt-related interest expense ($1.3 million). For the third quarter of 2015, non-GAAP net income excluded $2.1 million of contingent consideration expense. Adjusted EPS for the first nine months of 2016 increased to $0.37 from $0.33 for the 2015 period.

Our non-GAAP adjusted operating income, non-GAAP net income and adjusted EPS for the first nine months of 2016 exclude the impact of Atoll acquisition and integration expenses of $1.3 million, that we record in SG&A, and contingent consideration expense of $3.3 million. Our non-GAAP net income and adjusted EPS results for the first nine months of 2016 also exclude non-cash interest expense of $1.3 million. Our non-GAAP results for the first nine months of 2015 exclude the impact of contingent consideration expense of $2.1 million.

Financial Guidance for 2016

Based on our current projections, we are updating our guidance for the year 2016. This guidance is based on expectations for our existing business and does not include the financial impact of potential additional contingent consideration, potential new acquisitions or future fluctuations in foreign currency exchange rates.

•	Total revenue for the year 2016 is projected to be $102-$105 million, an adjustment to our previous guidance of $101-$105 million. This reflects revenue growth of 22%-26%, which includes a foreign currency headwind of 1%-2% at current rates.

•	Product gross margin for the year 2016 is expected to be 55%-56% compared to our previous guidance of 56%-57%.

•	GAAP income from operations for the year 2016 is expected to be $17-$19 million, consistent with our previous guidance. This includes an additional $0.7 million of contingent consideration expense recorded in the third quarter. Adjusted income from operations for the year 2016 is expected to be $21-$23 million, consistent with our previous guidance. This excludes Atoll acquisition costs ($1.3 million) and contingent consideration expense ($3.3 million) recorded in the first nine months of 2016.

•	GAAP net income for the year 2016 is expected to be $8-$10 million, consistent with our previous guidance. This includes the additional $0.7 million of contingent consideration expense recorded in the third quarter and $3.7 million of combined cash- and non-cash interest expense related to our May 2016 convertible debt financing. Non-GAAP net income for the year 2016, which includes the impact of $1.5 million of debt-related cash interest expense, is expected to be $14.5-$16.5 million, consistent with our previous guidance. Non-GAAP net income guidance excludes approximately $6.9 million in expenses: the projected impact of the acquisition expense ($1.3 million); contingent consideration expense ($3.3 million); and the non-cash portion of interest expense ($2.3 million).

•	GAAP EPS for the year 2016 is expected to be in the range of $0.23-$0.29, consistent with our previous guidance. GAAP EPS includes the impact of debt-related cash- and non-cash interest expense ($3.7 million or $0.11 per share) as well as contingent consideration expense ($3.3 million or $0.10 per share). Adjusted EPS for the year 2016 is expected to be in the range of $0.42-$0.48, consistent with our previous guidance, and includes the impact of debt-related cash interest expense ($1.5 million or $0.04 per share).

•	EBITDA for the year 2016 is expected to be in the range of $22-$24 million, and adjusted EBITDA is expected to be in the range of $26-$28 million, both consistent with our previous guidance. Adjusted EBITDA excludes the aforementioned $3.3 million of contingent consideration expense and $1.3 million of Atoll acquisition costs.

Conference Call

Repligen will host a conference call and webcast today, November 3, 2016, at 8:30 a.m. EDT, to discuss third quarter 2016 financial results and corporate developments. The conference call will be accessible by dialing toll-free (844) 835-7432 for domestic callers or (404) 537-3372 for international callers. Dial-in participants must provide the passcode 2006569. In addition, a webcast will be accessible via the Investor Relations section of the Company’s website. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Replay listeners must provide the passcode 2006569.

Non-GAAP Measures of Financial Performance

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release: revenue growth rate at constant currency, adjusted income from operations, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted net income and adjusted earnings per diluted share (EPS). The Company provides revenue growth rates in constant currency to exclude the impact of foreign currency translation in order to facilitate a comparison of its current revenue performance to its past revenue performance. To calculate revenue growth rates in constant currency, the Company converts actual net sales from local currency to U.S. dollars using constant foreign currency exchange rates in the current and prior period. The Company’s non-GAAP measures exclude the impact of contingent consideration related to the Company’s June 2014 asset purchase agreement with Refine Technology, the impact of contingent consideration and acquisition costs related to the Company’s April 2016 acquisition of Atoll GmBH, and the impact of non-cash, and in the case of EBITDA, cash interest expense related to the Company’s May 2016 convertible debt issuance. These costs are excluded because management believes that such expenses do not have a direct correlation to future business operations, nor do the resulting charges recorded accurately reflect the performance of our ongoing operations for the period in which such charges are recorded. Refine contingent consideration is triggered by the achievement of annual XCell™ ATF system sales milestones through the end of the year 2016, and Atoll-related contingent consideration is tied to sales of the acquired chromatography product through the end of the year 2016.

A reconciliation of GAAP to adjusted non-GAAP financial measures is included as an attachment to this press release. When analyzing the Company’s operating performance investors should not consider non-GAAP measures as substitutable for the comparable financial measures prepared in accordance with GAAP.

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a bioprocessing company focused on the development, manufacture and commercialization of highly innovative products used to manufacture biologic drugs. Our bioprocessing products are sold to major life sciences companies, biopharmaceutical development companies and contract manufacturing organizations worldwide. We are the leading manufacturer of Protein A affinity ligands, a critical component of Protein A resins that are used to separate and purify monoclonal antibody-based therapeutics. In upstream processes, our XCell™ ATF systems and growth factors are used to accelerate and increase productivity during the cell culture stage of biologic drug manufacturing. In downstream processes, we developed and market our innovative line of OPUS® chromatography columns that we deliver pre-packed with our customers’ choice of resin for their bench-scale through clinical production-scale purification needs. Repligen’s corporate headquarters are in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA, Lund, Sweden and Weingarten, Germany.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, constitute forward-looking statements, including, without limitation, express or implied statements or guidance regarding current or future financial performance and position, including cash and investment position, expected revenue growth from our product lines, the potential impairment of future earnings, management’s strategy, plans and objectives for future operations or acquisitions, capacity and headcount expansion, product development and sales, selling, general and administrative expenditures, and the future impact of acquisition expenses and contingent consideration constitute forward-looking statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to successfully integrate the Atoll business; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our compliance with all Food and Drug Administration and EMEA regulations; the availability of materials and product and adequacy of capital resources and financing plans, our volatile stock price; and other risks detailed in Repligen’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Repligen Contact:

Sondra S. Newman

Senior Director Investor Relations

(781) 419-1881

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Product revenue:	$24,677	$19,814	$78,942	$62,088
Royalty and other revenue	—	—	—	—
	24,677	19,814	78,942	62,088

Costs and expenses:
Cost of product revenue	11,242	8,444	34,955	25,103
Research and development	1,886	1,490	5,316	4,309
Selling, general and administrative	7,127	5,959	22,286	18,226
Contingent consideration - fair value adjustments	675	233	3,317	2,114

	20,930	16,126	65,874	49,752

Income from operations	3,747	3,688	13,068	12,336
Investment income	97	37	234	92
Interest expense	(1,555)	(8)	(2,198)	(24)
Other (expense) income	(75)	(38)	(979)	(175)

Income before income taxes	2,214	3,679	10,125	12,229
Income tax provision	1,059	1,141	3,474	3,149

Net income	$1,155	$2,538	$6,651	$9,080

Earnings per share:
Basic	$0.03	$0.08	$0.20	$0.28

Diluted	$0.03	$0.08	$0.20	$0.27

Weighted average shares outstanding:
Basic	33,779,141	32,925,004	33,485,448	32,860,382

Diluted	34,312,887	33,689,560	34,011,534	33,617,999

	September 30, 2016	December 31, 2015
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$178,711	$73,407
Working capital	199,641	84,471
Total assets	285,050	146,237
Long-term obligations	98,336	4,708
Accumulated deficit	(64,891)	(71,542)
Stockholders’ equity	166,522	122,748

*	does not include restricted cash

REPLIGEN CORPORATION

RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO NON-GAAP INCOME FROM OPERATIONS

(Unaudited)

(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
GAAP INCOME FROM OPERATIONS	$3,747	$3,688	$13,068	$12,336
NON-GAAP INCOME FROM OPERATIONS ADJUSTMENTS:
Atoll acquisition costs	144	—	1,262	—
Contingent consideration - fair value adjustments	675	233	3,317	2,114

NON-GAAP ADJUSTED INCOME FROM OPERATIONS	$4,566	$3,921	$17,647	$14,450

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

(Unaudited)

(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
GAAP NET INCOME	$1,155	$2,538	$6,651	$9,080
NON-GAAP EBITDA ADJUSTMENTS:
Investment Income	(97)	(37)	(234)	(92)
Interest Expense	1,555	8	2,198	24
Tax Provision	1,059	1,141	3,474	3,149
Depreciation	824	758	2,360	2,251
Amortization	552	400	1,484	1,199

NON-GAAP EBITDA	5,048	4,808	15,933	15,611
OTHER NON-GAAP ADJUSTMENTS:
Atoll acquisition costs	144	—	1,262	—
Contingent consideration - fair value adjustments	675	233	3,317	2,114

NON-GAAP ADJUSTED EBITDA	$5,867	$5,041	$20,512	$17,725

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED NET INCOME

(Unaudited)

(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
GAAP NET INCOME	$1,155	$2,538	$6,651	$9,080
NON-GAAP NET INCOME ADJUSTMENTS:
Atoll acquisition costs	144	—	1,262	—
Contingent consideration - fair value adjustments	675	233	3,317	2,114
Non-cash interest expense	938	—	1,320	—

NON-GAAP ADJUSTED NET INCOME	$2,912	$2,771	$12,550	$11,194

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME PER SHARE TO NON-GAAP ADJUSTED NET INCOME PER SHARE

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
GAAP NET INCOME PER SHARE - DILUTED	$0.03	$0.08	$0.20	$0.27
NON-GAAP NET INCOME ADJUSTMENTS:
Atoll acquisition costs	0.00	—	0.04	—
Contingent consideration - fair value adjustments	0.02	0.01	0.10	0.06
Non-cash interest expense	0.03	—	0.04	—

NON-GAAP ADJUSTED NET INCOME PER SHARE - DILUTED	$0.08	$0.08	$0.37	$0.33

Totals may not add due to rounding.

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